Exhibit 99.1

From: Kathleen.Hawker@us.ul.com
To: Shaun Roundy
Cc: James.G.Stola@us.ul.com
Sent: Monday, February 27, 2006 10:54 AM
Subject: Re: classification for Zyto

Hello Shaun,

I just got replies back from our Notified Body auditors again, after sending them your additional information. Unfortunately, they are still saying it does not qualify as a medical device.

If you have further questions please do not hesitate to contact us.

WE HAVE MOVED PLEASE NOTE NEW CONTACT INFO:

Best Regards,

Kathleen Hawker
Account Manager
US Medical Sales and Marketing Team
Underwriters Laboratories
455 E. Trimble Rd. San Jose, CA 95131-1230
Phone: 408 754 6502
Fax: 408 689 6502
www.us.ul.com